Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 22, 2022, with respect to the consolidated financial statements of Fangdd Network Group Ltd. (the “Company”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Huazhen LLP

Shenzhen, the People’s Republic of China

September 13, 2022